Exhibit 2.2
EXECUTION COPY
SHARE EXCHANGE AGREEMENT
Dated as of May 17, 2010
among
MAN GROUP PLC
and
THE STOCKHOLDERS LISTED ON SCHEDULE I HERETO

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

SHARE EXCHANGE AGREEMENT
          This SHARE EXCHANGE AGREEMENT, dated as of May 17, 2010 (this “Agreement”), is among MAN GROUP PLC, a public limited company existing under the laws of England and Wales (“Parent”), and each of the stockholders listed on Schedule I (each, a “Stockholder” and, collectively with any permitted transferee under Section 6.3(b), including any Permitted Trust Transferee, the “Stockholders”).
Introduction
          WHEREAS, Parent, Escalator Sub 1 Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and GLG Partners, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving entity (the “Merger”); and
          WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of and whose beneficiaries are the beneficial owners of, (i) the number of unrestricted shares (the “Common Shares”) of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), (ii) the number of shares (the “Preferred Shares”) of Series A Voting Preferred Stock, par value $0.0001 per share, of the Company and (iii) the number of shares (the “Exchangeable Shares” and together with the Common Shares and Preferred Shares, the “Shares”) of Ordinary Class B Shares, par value $0.0001 per share, of FA Sub 2 Limited (the “Exchangeable Stock”), in each case, set forth opposite such Stockholder’s name on Schedule I (such Shares, together with any other shares of capital stock of the Company or Exchangeable Stock acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any warrants or any other convertible or exchangeable securities or similar instruments), being collectively referred to herein as such Stockholder’s “Subject Shares”); provided, that, notwithstanding the foregoing, Subject Shares shall not include (i) any shares (the “Conversion Shares”) of Company Common Stock such Stockholder acquired upon conversion of the Company’s 5.00% Convertible Dollar-Denominated Subordinated Notes due May 15, 2014 (the “Convertible Notes”) and (ii) the number of shares (the “Open Market Shares”) of Company Common Stock acquired by such Stockholder in the open market prior to the date hereof set forth opposite such Stockholder’s name on Schedule I;
          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that (i) each Stockholder agree, and each Stockholder is willing to agree, to exchange immediately prior to the Effective Time of the Merger such Stockholder’s Subject Shares for ordinary shares of US$0.034286 cents each of Parent (the “Parent Ordinary Shares”) pursuant to the terms and subject to the conditions of this Agreement (the “Share Exchange”), and (ii) each Stockholder that is party to the Voting and Support Agreement, dated as of the date hereof (the “Voting Agreement”), among Parent and certain of the Stockholders, agree, and each such Stockholder is willing to agree, to vote such Stockholder’s Subject Shares in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and
          WHEREAS, as a condition to its willingness to enter into the Merger Agreement and this Agreement, Parent has required that (i) Noam Gottesman enter into a non-competition and non-solicitation agreement with Parent and the Company, (ii) Emmanuel Roman enter into a deed of vendor covenant with Parent and the Company and (iii) Pierre Lagrange enter into a deed of vendor covenant with Parent and the Company, each dated the date hereof and effective on and from the Share Exchange Closing Date (as defined below).
          In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:
ARTICLE 1
DEFINED TERMS
          SECTION 1.1. Defined Terms.
          (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1(a):
          “Admission and Disclosure Standards” means the requirements contained in the Admission and Disclosure Standards published by the London Stock Exchange containing, among other things, the admission requirements to be met by companies seeking admission to trading on the London Stock Exchange’s main market for listed securities, as amended or updated from time to time.
          “Average Dollar Closing Price” means the average of the daily volume weighted average price of a Parent Ordinary Share in pounds sterling on the London Stock Exchange for the ten consecutive trading days prior to, but not including, the Share Exchange Closing Date, converted daily into U.S. dollars using the closing U.S. dollar/sterling rate quoted by WM/Reuters on each such trading day.
          “Dealing” has the meaning set forth in the definitions section of the UK Takeover Code issued by The Panel on Takeovers and Mergers.
          “Disclosure and Transparency Rules” means the UK Disclosure and Transparency Rules of the UK Listing Authority made under Part VI of FSMA.
          “Exchange Ratio” means the Signing Date Exchange Ratio; provided, that if, on close of trading on the last trading day immediately prior to the Share Exchange Closing Date, the product of the Average Dollar Closing Price times the Signing Date Exchange Ratio is greater than the Maximum Price, then the “Exchange Ratio” shall equal the quotient obtained by dividing the Maximum Price by the Average Dollar Closing Price.
          “FSA” means the Financial Services Authority of the United Kingdom or its successor organization or organizations.
          “FSMA” mean the United Kingdom Financial Services and Markets Act 2000, including any regulations made pursuant thereto.
          “London Stock Exchange” means London Stock Exchange plc.
          “Listing Rules” means the Listing Rules of the UK Listing Authority made under Part VI of FSMA.
          “Lock-up Agreement” has the meaning set forth in Section 2.1.
          “Maximum Price” means $4.25.
          “Official List” means the Official List maintained by the UK Listing Authority pursuant to Part VI of FSMA.
          “Parent Material Adverse Effect” means any change, development, occurrence, event or state of facts that is, or would reasonably be expected to be, materially adverse to the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute a Parent Material Adverse Effect:
               (i) changes in the United States or European economy, financial markets, political or regulatory conditions generally,
               (ii) changes, developments, occurrences or events generally affecting the alternative investment management industry (Parent’s “Industry”),
               (iii) the negotiation, execution, announcement and consummation of the Transactions and the Share Exchange Transactions or any changes, developments, occurrences, events or states of fact arising therefrom, and
               (iv) (A) changes in Law or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions, (B) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (C) any action taken by Parent or its Subsidiaries as required by this Agreement or with the written consent of the other parties hereto, or (D) any decline in the market price, or change in trading volume, of the capital stock of Parent, or any failure to meet internal or publicly announced revenue or earnings projections; provided, further, however, that changes, developments, occurrences, events or effects referred to in:

                    (x) clauses (i), (ii), (iv)(A) and (iv)(B) of this definition may constitute (and may be taken into account in determining the occurrence or expected occurrence of) a Parent Material Adverse Effect to the extent they adversely affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in Parent’s Industry,
                    (y) clause (iii) shall not apply with respect to Sections 3.2, 3.3, 5.4 and 5.5; and
                    (z) clause (iv)(D) of this definition shall not prevent a determination that the underlying cause of any decline, change or failure referred to therein is a Parent Material Adverse Effect.
          “Parent Shares” means the Parent Ordinary Shares and the deferred sterling shares, par value £1 per share of Parent and any other shares issued by Parent from time to time.
          “Principal Stockholders” mean Emmanuel Roman, Pierre Lagrange, Noam Gottesman and their respective Related Trusts.
          “Prospectus Rules” means the rule and regulations made by the FSA in its capacity as the UKLA under Part VI of FSMA and contained in the UKLA publication of the same name.
          “Related Trust” means, in the case of Noam Gottesman, the Gottesman GLG Trust, in the case of Emmanuel Roman, the Roman GLG Trust, and in the case of Pierre Lagrange, the Lagrange GLG Trust.
          “Reinvestment Holder” means a Stockholder listed on Schedule II attached hereto.
          “Restricted Reinvested Assets” means with respect to a Reinvestment Holder, those funds that are designated by such Reinvestment Holders as “restricted” pursuant to Section 6.14 (including any earnings and profits thereon from and after the Effective Time).
          “Service Partnerships” means Lavender Heights Capital LP and Sage Summit LP.
          “Signing Date Exchange Ratio” means 1.0856.
          “Trustee Party” has the meaning set forth in Section 8.2.

          “UK Listing Authority” means the FSA acting in its capacity as the competent authority in the United Kingdom under Part VI of FSMA.
          “Unrestricted Reinvested Assets” means with respect to a Reinvestment Holder, any funds of such Reinvestment Holder (together with the assets of such Reinvestment Holder’s Related Trust) that are invested in any of the Funds and that are not Restricted Reinvestment Assets.
          (b) Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.
ARTICLE 2
SHARE EXCHANGE
          SECTION 2.1. Share Exchange. Upon the terms and subject to the conditions of this Agreement, each Stockholder shall exchange, assign, transfer and deliver all of such Stockholder’s Subject Shares to Parent at the Share Exchange Closing (as hereinafter defined); and, in exchange therefor, Parent shall allot and issue to each Stockholder such number of shares (rounded to the nearest whole share) of Parent Ordinary Shares (the “Exchange Shares”) as is equal to the product of (i) the number of such Stockholder’s Subject Shares that are Company Common Stock multiplied by (ii) the Exchange Ratio. All of the Exchange Shares (other than those allotted and issued to the Service Partnerships) shall be subject to a Share Lock-Up Deed of Trust in substantially the form attached hereto as Exhibit A (a “Lock-Up Agreement”) with respect to each Stockholder. The Exchange Shares allotted and issued to the Service Partnerships shall continue to be subject to the same vesting and other terms and conditions that were applicable to the Service Partnerships’ Subject Shares immediately prior to the Share Exchange Closing, except to the extent acceleration is necessary to permit payment of applicable Taxes.
          SECTION 2.2. Share Exchange Closing.
          (a) The closing of the Share Exchange (the “Share Exchange Closing”) shall take place after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at such time) and immediately prior to the Closing at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Share Exchange Closing occurs, the “Share Exchange Closing Date”).
          (b) At the Share Exchange Closing, each Stockholder shall cause the book entry transfer of such Stockholder’s Subject Shares to an account designated by

Parent and (ii) Parent shall allot and issue to the Stockholders their respective number of Exchange Shares, which shall be subject to the Lock-Up Agreements.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
          Except as disclosed in the definitive disclosure schedule letter delivered by the Stockholders to Parent prior to the execution of this Agreement (the “Stockholder Disclosure Schedule”), each Stockholder, severally and not jointly, represents and warrants to Parent as follows:
          SECTION 3.1. Authority.
          (a) If such Stockholder is incorporated as a corporation, then such Stockholder has the requisite corporate power and authority and full legal capacity to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is organized as a partnership, then such Stockholder has the requisite partnership power and authority and full legal capacity to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is organized as a limited liability company, then such Stockholder has the requisite limited liability company power and authority and full legal capacity to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is organized as a trust, then such Stockholder has the requisite power and authority and full legal capacity to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is an individual, then such Stockholder has the power and authority and full legal capacity to, and is competent to, enter into, execute and deliver this Agreement, to perform fully his or her obligations hereunder and to consummate the transactions contemplated hereby.
          (b) The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized and approved by such Stockholder. No other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement and the performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

          SECTION 3.2. Non-Contravention. Neither the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered herein by such Stockholder nor the consummation by such Stockholder of the Share Exchange, nor compliance by such Stockholder with any of the terms or provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of such Stockholder (if such Stockholder is not a natural person) or (b) assuming that the authorizations, consents and approvals referred to in Sections 3.3 are obtained and the filings referred to in Section 3.3 are made, (i) violate in any material respect any Law, injunction, order, judgment, ruling or decree of any Governmental Authority applicable to such Stockholder or (ii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination, cancellation or redemption, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon such Stockholder’s Subject Shares, under, any of the terms, conditions or provisions of any Contract or Permit to which such Stockholder is a party, except, in the case of clause (ii), as set forth on Section 3.2(b)(ii) of the Stockholder Disclosure Schedule and for such violations, conflicts, defaults, terminations, cancellations, redemptions, accelerations, losses and Liens as, individually and in the aggregate, would not reasonably be expected to materially delay or impair such Stockholder’s ability to perform its obligations hereunder or thereunder or the consummation of the Share Exchange (a “Stockholder Material Adverse Effect”). If such Stockholder is a married individual and such Stockholder’s Subject Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of such Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.
          SECTION 3.3. Governmental Approvals. Except for filings with Governmental Authorities required under, and compliance with other applicable requirements of, the Laws listed on Section 3.3 of the Stockholder Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the Share Exchange, except for such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Stockholder Material Adverse Effect.
          SECTION 3.4. Ownership of Shares. Such Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of and whose beneficiaries are the beneficial owners of, the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except for any such encumbrances arising under the Stockholder Agreement (which, in the case of each such encumbrance, shall be released and cease to be of effect upon the Share Exchange Closing), any such encumbrances arising under applicable securities law or any such encumbrances arising hereunder. Such Shares represent all of the shares of capital stock of the Company beneficially owned by such Stockholder, or in the case such Stockholder is a trustee of a trust, all the shares of capital stock of the Company for which such Stockholder is the record holder. There are no outstanding options, shares of Company Common Stock subject to vesting or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any shares of capital stock of the Company.
          SECTION 3.5. Brokers. Except for those fees and expenses to be paid by the Company and which are disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Share Exchange based upon arrangements made by or, with the knowledge of such Stockholder, on behalf of such Stockholder in connection with its entering into this Agreement.
          SECTION 3.6. Purchase for Own Account. Such Stockholder is acquiring the Exchange Shares for its own account and not with a view to, or for offer or sale in connection with, any distribution or sale thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Securities Act”), and such Stockholder has no present or contemplated agreement, understanding, arrangement, obligation or commitment providing for the disposition of the Exchange Shares, other than in compliance with the Securities Act.
          SECTION 3.7. Ability to Protect Its Own Interests and Bear Economic Risk. Such Stockholder, by reason of its business and financial experience, has the capacity to protect such Stockholder’s own interests in connection with the transactions contemplated by this Agreement. Such Stockholder is able to bear the economic risk of an investment in the Exchange Shares and is able to sustain a loss of all of such Stockholder’s investment in the Exchange Shares without economic hardship if such a loss should occur.
          SECTION 3.8. Receipt of Information. Such Stockholder has received all the information he, she or it considers necessary or appropriate for deciding whether to acquire the Exchange Shares. Such Stockholder further represents that he, she or it has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the Exchange Shares and the business and financial condition of Parent and to obtain additional information necessary to verify the accuracy of any information furnished to such Stockholder or to which such Stockholder had access. The foregoing, however, does not limit or modify the representations and warranties of Parent in this Agreement or the right of such Stockholder to rely upon such representations and warranties. Such Stockholder has not received, nor is such Stockholder relying on, any representations from Parent other than as provided in this Agreement.

          SECTION 3.9. Private Placement. Such Stockholder understands that (a) the Exchange Shares have not been registered under the Securities Act or any other applicable U.S. federal or state securities Laws by reason of their issuance by Parent in a transaction exempt from the registration requirements thereof (and that Parent’s reliance on such exemption is predicated on such Stockholder’s representations and warranties set forth in this Article 3) and (b) the Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. Such Stockholder represents that he, she or it is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).
          SECTION 3.10. Parent Shares. Other than pursuant to this Agreement, such Stockholder does not own any of the Parent Shares, has any interest therein or has any rights under a derivative referenced to the Parent Shares or has entered into any contract, option or other arrangement or understanding to subscribe for or acquire any of the Parent Shares, any interest therein or any rights under a derivative referenced to the Parent Shares.
          SECTION 3.11. Information Supplied. None of the information supplied or to be supplied by or on behalf of such Stockholder for inclusion or incorporation by reference in the Shareholder Circular or the Prospectus and contained in the Shareholder Circular or the Prospectus will, (a) in the case of the Shareholder Circular, at the date it (and any amendment or supplement thereto) is first mailed to shareholders of Parent or at the time of the Parent Shareholders Meeting and (b) in the case of the Prospectus, at the date it (and any amendment or supplement thereto) is published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by such Stockholder with respect to information supplied by or on behalf of either Parent or the Company for inclusion or incorporation by reference in any of the foregoing.
ARTICLE 4
[RESERVED]
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
          Except as disclosed in (I) the Regulatory Reports (as defined below) filed from and after May 28, 2009 and prior to the date of this Agreement or (II) the definitive disclosure schedule letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Share Exchange Disclosure Schedule”), Parent hereby represents and warrants to the Stockholders as follows:

          SECTION 5.1. Organization.
          (a) Parent is a public limited company duly organized and validly existing under the Laws of England and Wales and has all power and authority necessary to own or lease all of its properties and assets and to carry on its business as presently conducted.
          (b) Parent is duly authorized or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or other assets or the nature its business requires such authorization or qualification, except for failures to be so licensed, qualified or in good standing that, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
          (c) Parent has made available to the Stockholders correct and complete copies of the Organizational Documents of Parent, in effect as of the date of this Agreement, and which has annexed or incorporated copies of all resolutions or agreements required by applicable Law to be so annexed or incorporated.
          SECTION 5.2. Capitalization.
          (a) At the close of business on May 14, 2010, the authorized capital stock of Parent consists of 2,858,329,201 Parent Ordinary Shares of US$0.034286 each, 1,043,449,209 deferred shares of 0.001 US cent each, 600,000 preference shares of US$1,000 each and 50,000 deferred shares of £1 each (the “Deferred Sterling Shares”). At the close of business on April 30, 2010, 1,712,341,544 Parent Ordinary Shares and 50,000 Deferred Sterling Shares were allotted and fully paid. As of March 31, 2010, up to 36,017,161 Parent Ordinary Shares were reserved for issuance in connection with share awards under Parent incentive schemes and Parent employee share options (collectively, “Parent Options”).
          (b) Except as set forth in Section 5.2(a), as of April 30, 2010, there were (i) no outstanding shares of capital stock of Parent, (ii) no outstanding securities of Parent or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent, and (iii) no outstanding options, warrants or rights, or commitments or agreements, to acquire from Parent, or that obligate Parent to issue, shares of capital stock of Parent or any securities of Parent or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent. As of the date of this Agreement, there are no outstanding agreements of any kind which obligate Parent any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any securities, options, warrants or rights convertible into or exchangeable or exercisable for shares of capital stock of Parent. Since April 30, 2010 to the date of this Agreement, Parent has not issued any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than or pursuant to Parent Options, referred to in Section 5.2(a) that are outstanding as of the date of this Agreement. All outstanding shares of Parent Ordinary

Shares have been duly authorized and duly and validly issued and are fully paid, not subject to calls for further payments or otherwise assessable and free of preemptive rights, other than statutory rights under the laws of England and Wales.
          SECTION 5.3. Authority.
          (a) Parent has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Shareholder Approval, to perform its obligations hereunder and to consummate the Share Exchange. The execution, delivery and performance by Parent of this Agreement, and the consummation by it of the Share Exchange, have been duly authorized and approved by its Board of Directors, and except for obtaining the Parent Shareholder Approval and obtaining the approval of the Board of Directors of Parent to publishing, and the publication of, the Shareholder Circular and the Prospectus, no other action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Share Exchange. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The Parent Shareholder Approval is the only vote or approval of the holders of any class or series of shares of Parent which is necessary to approve the Share Exchange.
          SECTION 5.4. Non-Contravention. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the Share Exchange, nor compliance by Parent with any of the terms or provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Parent or (b) assuming that the authorizations, consents and approvals referred to in Section 5.5 are obtained and the filings referred to in Section 5.5 are made, (i) violate in any material respect any Law, injunction, order, judgment, ruling or decree of any Governmental Authority applicable to Parent or (ii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination, cancellation or redemption, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon any of the properties or assets of Parent, under, any of the terms, conditions or provisions of any Contract or Permit to which Parent is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, redemptions, accelerations, losses and Liens as, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Share Exchange.
          SECTION 5.5. Governmental Approvals. Except for (a) the admission of the Exchange Shares to listing on the Official List becoming effective in accordance with the Listing Rules and to trading on the London Stock Exchange becoming effective in accordance with the Admission and Disclosure Standards, (b) filings required under, and compliance with other applicable requirements of the HSR Act and (c) the filing with, and approval of, the UKLA of the Shareholder Circular and Prospectus and any other filings with Governmental Authorities required under, and compliance with other applicable requirements of, the Laws listed on Section 5.5 of the Parent Share Exchange Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and the consummation by Parent of the Share Exchange, except for such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected, individually and in the aggregate, to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Share Exchange.
          SECTION 5.6. Brokers. Except for the fees and expenses of brokers and financial advisors, that will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Share Exchange Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries in connection with Parent’s entering in to this Agreement.
          SECTION 5.7. Regulatory Reports; Undisclosed Liabilities.
          (a) Parent has filed all matters required to be registered with the Registrar of Companies for England and Wales and has published all material information, reports, shareholder circulars, prospectuses or regulatory announcements required to be published by it under the Listing Rules, the Prospectus Rules and/or the Disclosure and Transparency Rules and/or the rules of the London Stock Exchange for the two years preceding the date hereof (the foregoing materials, including the exhibits and amendments thereto, being collectively referred to herein as the “Regulatory Reports”) on a timely basis or has received a valid extension of such time of filing and/or publication and has filed and/or published any such Regulatory Reports prior to the expiration of any such extension. As of their respective dates, the Regulatory Reports complied in all material respects with the requirements of the relevant Listing Rules, Prospectus Rules and/or Disclosure and Transparency Rules and all other applicable Laws.
          (b) Each of the consolidated financial statements of Parent included in the Regulatory Reports complied as to form, as of their respective dates of filing or publication, in all material respects with all applicable accounting requirements and with the published rules and regulations of the applicable Governmental Authority with respect thereto, have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union on the basis set out therein (except, in the case of un-audited statements, as permitted by the rules and regulations of the applicable Governmental Authority) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, in the case of audited consolidated financial statements, give a true and fair view of the state of affairs of Parent and its consolidated Subsidiaries as at the dates stated and of the profit and loss of Parent and its consolidated Subsidiaries for the periods specified (subject, in the case of un-audited statements, to normal, recurring year-end audit adjustments).
          (c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except liabilities or obligations (i) reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2009 (the “Parent Balance Sheet Date”), including the notes thereto, included in the Regulatory Reports, (ii) incurred after the Parent Balance Sheet Date in the ordinary course of business, (iii) incurred pursuant to this Agreement or the Merger Agreement or otherwise in connection with the Share Exchange Transactions or the Transactions, (iv) that individually and in the aggregate would not reasonably be expected to have a material negative impact on Parent and its Subsidiaries, taken as a whole, or (v) liabilities and obligations under Contracts and employee benefit plans.
          (d) Since January 1, 2007, Parent has complied in all material respects with FSMA, the Listing Rules, the Prospectus Rules, the Disclosure and Transparency Rules, the Admission and Disclosure Standards and the UK Companies Act 1985 or 2006 (as the case may be).
          SECTION 5.8. Absence of Certain Changes. Since the Parent Balance Sheet Date:
          (a) the business of Parent and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice, except for the execution and performance of this Agreement, the Merger Agreement and other agreements contemplated by the Merger Agreement and the discussions and negotiations related thereto, and
          (b) there has not been any change, development, occurrence, event or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
          SECTION 5.9. Legal Proceedings. Except as set forth on Section 5.9 of the Parent Share Exchange Disclosure Schedule, there is no legal, administrative or arbitral proceeding, claim, suit, action, injunction, order, judgment, ruling, decree, regulatory enforcement action or disciplinary proceeding, or, to the Knowledge of Parent, investigation (i) pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective properties or assets before any Governmental Authority or (ii) pending or, to the Knowledge of Parent, threatened before any Governmental Authority against any officer, director or employee of Parent or any Subsidiary of Parent with respect to Parent’s and its Subsidiaries’ business activities that, in the cases of clause (i) or (ii) would, individually or in the aggregate, reasonably be expected to have a material negative impact on Parent and its Subsidiaries taken as a whole.

          SECTION 5.10. Valid Issuance. The Exchange Shares will, at the time of issue, have been duly authorized by all necessary action on behalf of Parent. When registered in the Parent’s share register and issued against receipt of the consideration therefor, the Exchange Shares will be duly authorized and duly and validly issued, fully paid, not subject to calls for further payments or otherwise assessable, and free of encumbrances and preemptive rights, other than statutory rights under the laws of England and Wales or as contemplated by this Agreement.
          SECTION 5.11. Purchase for Own Account. Parent is acquiring the Subject Shares for its own account and not with a view to, or for offer or sale in connection with, any distribution or sale thereof in violation of the Securities Act, and Parent has no present or contemplated agreement, understanding, arrangement, obligation or commitment providing for the disposition of the Subject Shares.
          SECTION 5.12. Ability to Protect its Own Interests and Bear Economic Risk. Parent, by reason of its business and financial experience, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. Parent is able to bear the economic risk of an investment in the Subject Shares and is able to sustain a loss of all of its investment in the Subject Shares without economic hardship if such a loss should occur.
          SECTION 5.13. Receipt of Information. Parent has received all the information it considers necessary or appropriate for deciding whether to acquire the Subject Shares. Parent further represents that it has had the opportunity to ask questions and receive answers from the Stockholders regarding the terms and conditions of the Subject Shares and the business and financial condition of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to Parent or to which Parent had access. The foregoing, however, does not limit or modify the representations and warranties of the Stockholders in this Agreement or the right of Parent to rely upon such representations and warranties. Parent has not received, nor is Parent relying on, any representations from the Stockholders other than as provided in this Agreement.
          SECTION 5.14. Private Placement. Parent understands that (a) certain of the Subject Shares have not been registered under the Securities Act or any other applicable securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (b) that such unregistered Subject Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.
          SECTION 5.15. Legend. Parent hereby acknowledges and agrees that any certificate representing an unregistered Subject Share will bear a legend to the following effect unless the Company determines otherwise in compliance with applicable Law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER U.S. JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”
          SECTION 5.16. Exclusivity of Representations and Warranties. Parent acknowledges and agrees that no Stockholder makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Agreement and the Voting Agreement.
          SECTION 5.17. No Other Parent Representations or Warranties. Except for the representations and warranties made by Parent in this Article 5, none of Parent or any of its Subsidiaries, or any of their respective stockholders, directors, officers, members, managers, employees, Affiliates, advisors, agents or representatives or any other Person has made or is making any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities or condition (financial or otherwise) and any such other representations or warranties are hereby disclaimed. In particular, without limiting the foregoing disclaimer, none of Parent or any of its Subsidiaries, or any of their respective stockholders, directors, officers, members, managers, employees, Affiliates, advisors, agents or representatives or any other Person makes or has made any representation or warranty to any Stockholder or any of their Affiliates or Representatives or shall have or be subjected to any liability with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses or operations, or (ii) any oral or written information presented to any Stockholder or any of their Affiliates or Representatives in the course of their due diligence investigation of the Stockholders, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 6
ADDITIONAL AGREEMENTS
          SECTION 6.1. Exchange of Exchangeable Shares. Following receipt of approval by the Cayman Islands Monetary Authority as set forth on Section 3.3 of the Stockholder Disclosure Schedule and prior to the Share Exchange Closing, each Stockholder agrees to exchange all of such Stockholder’s Exchangeable Shares, if any, for shares of Company Common Stock.
          SECTION 6.2. Share Exchange Commitment. Each Stockholder, to the extent permitted by Law, hereby waives any right of withdrawal of his acceptance to receive Exchange Shares pursuant to Section 2.1 which arises pursuant to section 87Q(4) of FSMA in the event that Parent publishes any supplementary prospectus pursuant to section 87G of FSMA. Each Stockholder will exchange, assign, transfer and deliver all of such Stockholder’s Subject Shares to Parent in exchange for the Exchange Shares to which it is entitled pursuant to Section 2.1 even if it has subsequently exercised any right of withdrawal pursuant to section 87Q(4) of FSMA in respect of such Exchange Shares.
          SECTION 6.3. Transfer and Other Restrictions.
          (a) Until this Agreement is terminated in accordance with its terms, except pursuant to the Share Exchange contemplated hereby or as otherwise permitted by Section 6.1 or 6.3(b), each Stockholder agrees (severally with respect to itself and not jointly) not to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, such Stockholder’s Subject Shares or any interest contained therein.
          (b) At any time prior to the Share Exchange Closing Date, the Stockholders may by written notice to Parent, Transfer such Stockholder’s Subject Shares to an Affiliate or other Person (i) for purpose of facilitating the Share Exchange and the other transactions contemplated by this Agreement or (ii) in accordance with Section 8.2(d); provided, however, that any Transfer contemplated by Section 6.3(b)(i) shall not impede or delay the consummation of the Share Exchange or the other transactions contemplated by this Agreement or otherwise impede any rights of Parent under this Agreement. Any transferee pursuant to such a Transfer shall agree to be bound by all of the provisions and obligations of this Agreement applicable to the transferring Stockholder, including, without limitation, the Share Exchange, shall become a party to this Agreement and shall become a “Stockholder” for all purposes under this Agreement. No such Transfer shall limit or affect such transferring Stockholder’s obligations hereunder.
          SECTION 6.4. No Solicitation.
          (a) Subject in all respects to Section 6.8, each Stockholder shall, and shall cause its Affiliates (excluding for this purpose the Company) and its and its

Affiliates’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by such Stockholder or its Representatives. Subject in all respects to Section 6.8, from the date hereof until any termination of this Agreement in accordance with its terms, each Stockholder shall not, and shall cause its Representatives not to, and shall not authorize or permit its Representatives to, directly or indirectly, (i) solicit (or facilitate or encourage, including by way of furnishing non-public information) the making of, or any inquiries regarding, or the making of any proposal or offer that is reasonably likely to lead to, a Takeover Proposal or (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding a Takeover Proposal.
          (b) Subject in all respects to Section 6.8, in addition, from the date hereof until any termination of this Agreement in accordance with its terms, each Stockholder shall promptly advise Parent in writing, and in no event later than 24 hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, such Stockholder, its Affiliates (excluding for this purpose the Company) or their respective Representatives in respect of a Takeover Proposal, and shall, in such notice to Parent, indicate the identity of the Person or group of Persons making such proposal, offer, inquiry or request and the terms and conditions of such proposal or offer and the nature of such inquiry or request (and shall include with such notice copies of any draft agreements, financing commitment letters and other written materials and correspondence received from or on behalf of such Person or group of Persons relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms and conditions of such proposal, offer, inquiry or request (and such Stockholder shall provide Parent with copies of any additional drafts of agreements, financing commitment letters and other written materials and correspondence received that relate thereto) and the status of discussions or negotiations.
          (c) Notwithstanding anything to the contrary in this Section 6.4, a Stockholder may participate in discussions or negotiations with a third party regarding a Takeover Proposal if (i) the Board of Directors is permitted to participate in discussions or negotiations with such third party regarding such Takeover Proposal pursuant to Section 5.3 of the Merger Agreement and (ii) the Board of Directors requests the participation of such Stockholder in discussions or negotiations with respect to such Takeover Proposal without any, direct or indirect, solicitation, initiation, causation, facilitation or encouragement by such Stockholder.
          SECTION 6.5. Further Assurances. Subject in the case of the Stockholders in all respects to Section 6.8 and subject in the case of each party to the other terms and conditions provided herein, each party hereto agrees to use, in both cases of clause (a) and (b) below, its reasonable best efforts (a) to take, or cause to be taken, all action, and (b) to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Share Exchange, including (i) the obtaining of all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Share Exchange, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the Share Exchange to fully carry out the purposes of this Agreement.
          SECTION 6.6. Exchange Shares. Following the admission of the Exchange Shares to the Official List becoming effective in accordance with the Listing Rules and to trading on the London Stock Exchange’s main market for listed Securities becoming effective in accordance with the Admission and Disclosure Standards, Parent shall issue a certificate for the number of Exchange Shares to which each Stockholder is entitled as determined in accordance with Section 2.1. Parent shall retain all Exchange Shares of each Stockholder (other than the Service Partnerships) in accordance with the terms of such Stockholder’s Lock-Up Agreement. Subject to the immediately following sentence, each Service Partnership acknowledges and agrees that each certificate representing Exchange Shares allotted and issued to it will bear a legend to the following effect unless Parent determines otherwise in compliance with applicable Law:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER U.S. JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF, OTHER THAN ON THE LONDON STOCK EXCHANGE, IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”
In connection with a distribution of Exchange Shares required to be made pursuant to the Organizational Documents of an Service Partnership to a limited partner of such Service Partnership, Parent shall deliver to such Service Partnership a share certificate evidencing title to that number of Exchange Shares required to be distributed to such limited partner free from the foregoing legend or any similar wording; provided, that such limited partner shall have agreed in writing for the benefit of Parent only to resell the Exchange Shares represented by such share certificate in ordinary transactions on the London Stock Exchange.

          SECTION 6.7. Public Statements. Subject in all respects to Section 6.8, each Stockholder agrees (severally with respect to itself and not jointly) that no public release or announcement concerning the Share Exchange Transactions or the Transactions shall be issued by such Stockholder without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law, including, without limitation, the HSR Act and Sections 13 and 16 of the Exchange Act, or the rules or regulations of any applicable Governmental Authority to which such Stockholder is subject or submits, wherever situated, in which case the Stockholder required to make the release or announcement shall not issue or cause the publication or making of such press release or other public announcement without prior consultation with Parent.
          SECTION 6.8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) each Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of its Subject Shares (or in the case of a Stockholder who is the trustee of a trust, makes no agreement or understanding herein in any capacity other than the trustee of a trust that is the record holder of and whose beneficiaries are the beneficial owners of its Subject Shares) and (b) nothing herein will be construed to limit or affect any action or inaction by such Stockholder (or a designee of such Stockholder) in such person’s capacity as an officer or director of the Company in connection with this Agreement, the Merger Agreement or otherwise, and such actions shall not be deemed to be a breach of this Agreement.
          SECTION 6.9. Amendment of Agreements.
          (a) Prior to the Share Exchange Closing, the Stockholders agree to amend the GLG Shareholders Agreement, dated as of June 22, 2007, among Freedom Acquisition Holdings, Inc. and the Persons set forth therein to cause such agreement to terminate upon the Effective Time.
          (b) Prior to the Share Exchange Closing, Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Leslie J. Schreyer, G&S Trustees Limited and Jeffrey A. Robins shall terminate the Agreement among Principals and Trustees, dated as of June 22, 2007, among Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Leslie J. Schreyer, as Trustee, G&S Trustees Limited, as Trustee, and Jeffrey A. Robins, as Trustee, and all rights and obligations thereunder shall be of no further force and effect.
          SECTION 6.10. Resignation from the Company’s Board of Directors. Each Stockholder acknowledges the provisions contained in Section 1.6 of the Merger Agreement, and each Stockholder who is a director of the Company agrees to resign as a director of the Company, as provided for in Section 1.6 of the Merger Agreement. Each Stockholder further agrees and acknowledges that such resignation shall not constitute a breach of the terms of any Stockholder’s employment contract and to the extent that resignation shall constitute a breach of such contract each Stockholder agrees to waive such breach.

          SECTION 6.11. No Dealing.
          (a) Other than pursuant to this Agreement, each Stockholder agrees not to engage in any Dealing in relation to the Parent Shares until after the Share Exchange Closing Date.
          (b) Except as required by Section 6.1, from the date hereof, each Stockholder agrees not to acquire any shares of capital stock of the Company or any Exchangeable Stock (including through the exercise of any warrants or any other convertible or exchangeable securities or similar instruments); provided, that the Stockholders may acquire Conversion Shares upon conversion of Convertible Notes.
          SECTION 6.12. Parent Shareholders Meeting; Preparation of the Shareholder Circular and Prospectus.
          (a) If at any time prior to the Parent Shareholders Meeting any event shall occur, or fact or information shall be discovered by a Stockholder, that should be set forth in an amendment or supplement to the Shareholder Circular, that Stockholder shall promptly notify the other parties hereto and Parent shall prepare and file with the UKLA such amendment or supplement as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the shareholders of Parent.
          (b) If at any time prior to the commencement of the trading of the Parent Ordinary Shares on the London Stock Exchange to be issued in connection with the Share Exchange, any Stockholder becomes aware of a significant new factor, material mistake or inaccuracy relating to the information included in the Prospectus relating to the Company or the Stockholders, that should be set forth in a supplement to the Prospectus, that Stockholder shall promptly notify the other parties hereto and Parent shall prepare and file with the UKLA such supplement as promptly as practicable and shall cause such supplement to be published once it has been approved by the UKLA.
          (c) Each Stockholder shall cooperate with Parent in the preparation of the Shareholder Circular and Prospectus or any amendment or supplement thereto. Without limiting the generality of the foregoing, each Stockholder will furnish to Parent all information relating to it required by the Listing Rules and FSMA to be set forth in the Shareholder Circular and the Prospectus.
          SECTION 6.13. Employment Agreements. Each of Parent, Noam Gottesman, Pierre Lagrange and Emmanuel Roman agree to negotiate in good faith and use his or its reasonable best efforts to enter into, prior to the Share Exchange Closing, definitive employment agreements substantially in the form attached as Exhibit B.

          SECTION 6.14. Continued Reinvestment.
          (a) Immediately prior to the Effective Time, each Reinvestment Holder shall designate as “restricted” a portion of the funds that are then-invested by such Reinvestment Holder (and/or such Reinvestment Holder’s Related Trust) in one or more of the Funds that have a net asset value at such time equal to the amount set forth opposite such Reinvestment Holder’s name on Schedule II (such Reinvestment Holder’s “Effective Time Reinvestment Amount”). To the extent the net asset value of the amounts invested by such Reinvestment Holder (and/or such Reinvestment Holder’s Related Trust) in one or more of the Funds at the Effective Time are less than such Reinvestment Holder’s Effective Time Reinvestment Amount, then at the Effective Time such Reinvestment Holder shall invest additional funds in one or more of the Funds and designate them as “restricted” so that the aggregate amount of funds invested by it (and such Reinvestment Holder’s Related Trust) at the Effective Time are equal to such Reinvestment Holder’s Effective Time Reinvestment Amount. Each Reinvestment Holder’s Restricted Reinvested Assets shall remain invested in one or more of in the Funds until the third anniversary of the Closing on the same terms and conditions that are generally applicable at such time to other investors in the applicable Fund, including with respect to the payment of fees and taking into account any rebates customarily paid in respect of management, incentive or distribution fees. At all times Restricted Reinvested Assets and any Unrestricted Reinvested Assets shall be held in segregated accounts. For the avoidance of doubt, nothing in this Section 6.14 shall (i) prevent any Reinvestment Holder from moving Restricted Reinvested Assets between and among the Funds, (ii) prevent any Reinvestment Holder from redeeming or withdrawing that portion (if any) of the Restricted Reinvested Assets equal to the amount by which the net asset value of such Stockholder’s Restricted Reinvested Assets at the time of such redemption or withdrawal exceeds the Maximum Restricted Assets Amount set forth opposite such Reinvestment Holder’s name on Schedule II or (iii) require any Reinvestment Holder to make any additional investment in any of the Funds after the Effective Time. For the further avoidance of doubt, nothing in this Section 6.14 shall restrict or prevent any Reinvestment Holder from withdrawing or redeeming Unrestricted Reinvestment Assets (as such Unrestricted Reinvestment Assets may have increased or decreased over time as a result of investment results) at any time, including, during such time as such Reinvestment Holder would be precluded by this Section 6.14 from redeeming or withdrawing Restricted Reinvested Assets.
          (b) Each of the parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate to effectuate the provisions of this Section 6.14.

ARTICLE 7
CONDITIONS
          SECTION 7.1. Conditions to Each Party’s Obligation to Effect the Share Exchange.
          (a) The respective obligations of each party hereto to effect the Share Exchange shall be subject to the satisfaction, by the party responsible for fulfilling the obligation, or, to the extent permitted under applicable Law, waiver, by the party entitled to the benefit thereof, on or prior to the Share Exchange Closing Date of each of the conditions set forth in Article VI of the Merger Agreement; provided, however, that for purposes of this Section 7.1, the condition in Section 6.2(c) of the Merger Agreement relating to the transactions contemplated by this Agreement shall be disregarded; provided, further, for purposes of this Section 7.1(a) that no waiver shall be given effect hereunder unless the corresponding waiver shall have been given under the Merger Agreement.
          (b) Antitrust and Other Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Share Exchange under the HSR Act shall have expired or been terminated. In addition, (i) any waiting period (and any extension thereof) applicable to the Share Exchange under other Antitrust Laws listed on Exhibit C shall have expired or been terminated, and all consents, approvals and authorizations of any Governmental Authority required of Parent, the Company, any of their respective Subsidiaries or any Stockholder under such Antitrust Laws to consummate the Share Exchange shall have been obtained, assuming consummation of the Share Exchange; and (ii) the Governmental Authorities listed on Exhibit D shall have Approved the Share Exchange Transactions and the Transactions and (iii) each other Governmental Authority shall have Approved the Transactions where, in the absence of such approval, the consummation of the Merger would be unlawful in any jurisdiction.
          (c) No Restraints. No Law, injunction, order, judgment, ruling or decree enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction located in the United States, or in a jurisdiction outside of the United States in which the Company, Parent or any of their respective Subsidiaries or any Stockholder engages in material business activities, shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Share Exchange or making the consummation of the Share Exchange illegal.
          (d) Admission of Exchange Shares. Admission of the Exchange Shares to listing on the Official List shall have become effective in accordance with the Listing Rules and admission of the Exchange Shares to trading on the London Stock Exchange shall have become effective in accordance with the Admission and Disclosure Standards.
          SECTION 7.2. Conditions to Obligations of Parent. The obligations of Parent to effect the Share Exchange are further subject to the satisfaction, or to the extent permitted under applicable Law, the waiver on or prior to the Share Exchange Closing Date of each of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of each Stockholder contained in Sections 3.3 and 3.11, disregarding all qualifications and exceptions contained therein relating to materiality and Stockholder Material Adverse Effect, shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Share Exchange Closing Date as if made on and as of the Share Exchange Closing Date, except (in the case of this clause (i)) for such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Stockholder Material Adverse Effect and (ii) all other representations and warranties of each Stockholder contained in Article 3 of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Share Exchange Closing Date as if made on and as of the Share Exchange Closing Date (or, to the extent given as of a specific date, as of such date), except for de minimis inaccuracies.
          (b) Performance of Obligations of the Stockholders. Each Stockholder shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Share Exchange Closing Date.
          (c) Certificate. Parent shall have received certificates from each Stockholder certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.
          (d) Required Consents. The Stockholders shall have obtained the consents set forth on Section 3.2 of the Stockholder Disclosure Schedule.
          (e) Lock-Up Agreements. Each Stockholder, other than the Service Partnerships, shall have executed and delivered a Lock-Up Agreement.
          SECTION 7.3. Conditions to Obligation of the Stockholders. The obligation of each Stockholder to effect the Share Exchange is further subject to the satisfaction, or to the extent permitted under applicable Law, the waiver on or prior to the Share Exchange Closing Date of each of the following conditions:
          (a) Representations and Warranties. (i) The representation and warranty of Parent contained in Section 5.8(b) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Share Exchange Closing Date as if made on and as of the Share Exchange Closing Date; (ii) the representations and warranties of Parent contained in Sections 5.1(a), 5.2, 5.3, 5.4(a), and 5.6 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Share Exchange Closing Date as if made on and as of the Share Exchange Closing Date (or, to the extent given as of a specific date, as of such date), except for de minimis inaccuracies (and in the case of Section 5.2, disregarding any inaccuracies arising from the issue of the Exchange Shares at the Share Exchange

Closing); and (iii) all other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Share Exchange Closing Date as if made on and as of the Share Exchange Closing Date (or, to the extent given as of a specific date, as of such date), except (in the case of this clause (iii)) for such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Share Exchange Closing Date.
          (c) Certificates. Each Stockholder shall have received certificates executed on behalf of Parent by an authorized officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
          (d) Audited 2010 Financial Statements. Audited financial statements of the Parent for the year ended March 31, 2010 (the “Audited 2010 Financial Statements”) shall have been released and subject to an unqualified opinion of the independent public accountants of Parent, and such Audited 2010 Financial Statements (including the notes thereto) shall not have any discrepancies compared to the draft financial statements of Parent for the fiscal year ended March 31, 2010 previously delivered to the Stockholders, except for such discrepancies, individually or in the aggregate, which would not be reasonably expected to have a Parent Material Adverse Effect.
ARTICLE 8
SURVIVAL; TRUSTEE LIABILITY
          SECTION 8.1. Survival. The representations, warranties, covenants and agreements in this Agreement (or pursuant to any certificate delivered pursuant to Section 7.2 or Section 7.3) shall terminate at the Share Exchange Closing; provided, however, that (a) the representations and warranties set forth in Sections 3.1 (Authority), 3.3 (Ownership of Shares), 5.3 (Authority) and 5.10 (Valid Issuance) shall survive the Closing indefinitely and (b) the covenants and agreements set forth in Section 6.14 and any other covenant or agreement set forth in this Agreement which contemplates performance after the Share Exchange Closing, shall survive the Share Exchange Closing.
          SECTION 8.2. Trustee Liability. The following provisions shall apply to each of the parties to this Agreement that are acting as trustees of a trust (a “Trustee Party”):
          (a) No Trustee Party shall have any personal liability or obligations of any kind under this Agreement or any other document contemplated by the Merger

Agreement to which such Trustee Party is a party. Any and all personal liability of any Trustee Party for breaches by any Stockholder of any obligations, covenants or agreements, either at common law or at equity, under any law or otherwise, is hereby expressly waived by Parent as a condition of and consideration for the execution of this Agreement.
          (b) By executing and delivering this Agreement or any other document contemplated by the Merger Agreement, such Trustee Party is acting solely on behalf of, and each of this Agreement and any other document contemplated by the Merger Agreement to which such Trustee Party is a party, is solely an obligation of, and solely a claim against, the trust estate and assets of the trust administered by such Trustee Party.
          (c) Any claim or right to proceed against any Trustee Party individually, or the individual property or assets of any Trustee Party, is hereby irrevocably waived and released. No recourse under this Agreement or any other document contemplated by the Merger Agreement to which such Trustee Party is a party shall be had against any Trustee Party or any of its assets, except to the extent of the trust estate and assets of the trust administered by such Trustee Party from time to time, by the enforcement of any assessment or by any legal or equitable proceedings seeking to assert such recourse against the Trustee Party by virtue of any law or otherwise.
          (d) Nothing in this Agreement or any other document contemplated by the Merger Agreement to which such Trustee Party is a party shall prevent any Trustee Party from making any distribution from, investment, reinvestment, purchase, sale or other disposition of, other transactions of any kind involving, the trust estate and assets of the trust administered by such Trustee Party other than the Subject Shares; provided, that Subject Shares may be distributed or otherwise transferred (a “Permitted Transfer”) to a Person (each, a “Permitted Trust Transferee”) who or which is (i) a trust beneficiary or a spouse, former spouse, grandparent, parent, brother, sister or lineal descendent of a trust beneficiary or a Permitted Trust Transferee, (ii), upon the death of a trust beneficiary or a Permitted Trust Transferee, executors, testamentary trustees, devisees or legatees of or heirs to the estate of such deceased person, (iii) any trust principally for the benefit of one or more of the trust beneficiaries and/or any Permitted Trust Transferee, (iv) upon disability of any trust beneficiary or any Permitted Trust Transferee, any guardian or conservator for such disabled person or (v) any corporation, partnership or other entity if all the beneficial ownership of such entity is held by the Trustee Party, the trust beneficiary and/or any Permitted Trust Transferee; provided, further, that prior to the effectiveness of any Permitted Transfer, the applicable Permitted Trust Transferee assumes and agrees to perform, becomes a party to and becomes a “Stockholder” for all purposes under, this Agreement.
          (e) Parent hereby irrevocably agrees that, in furtherance of the provisions of this Section, (i) it shall not institute against, or join any other Person in instituting against, any Trustee Party individually, or the individual property or assets of any Trustee Party, any bankruptcy, reorganization, insolvency or liquidation proceeding, or other proceeding under any international, national, federal or state bankruptcy or similar law, in connection with any claim relating to the Transaction; (ii) in the event of any reorganization under the Bankruptcy Reform Act of 1978, as amended, of any Trustee Party, it will make the election under Section 111(b)(2) of such Act; and (iii) if for any reason, whether or not related to the Bankruptcy Reform Act of 1978, as amended, it shall recover from any Trustee Party individual property or assets of such Trustee Party, it promptly shall return such asset or amount recovered to such Trustee Party.
ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER
          SECTION 9.1. Termination. This Agreement shall terminate and cease to have any force or effect on the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the written agreement of the parties hereto to terminate this Agreement. In addition, the holders of a majority of the Subject Shares held by the Principal Stockholders may elect to terminate this Agreement upon the effectiveness of any amendment or other modification to the Merger Agreement, or of any waiver by the Company of any material covenant or condition thereof, that is effected without the prior written consent of the holders of a majority of the Subject Shares held by the Principal Stockholders; provided, that this right shall not apply to any amendment, modification or waiver that is not adverse to the Company or any of the Stockholders.
          SECTION 9.2. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided, however, that with respect to the obligations of any single Stockholder under this Agreement, this Agreement may be amended with the approval of such Stockholder and Parent subject to the prior written consent of the other Stockholders, which consent shall not be unreasonably withheld or delayed.
          SECTION 9.3. Waiver. No failure or delay by a Stockholder or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE 10
GENERAL PROVISIONS
          SECTION 10.1. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.1 shall be null and void.
          SECTION 10.2. Entire Agreement. This Agreement (including all exhibits hereto), the Stockholder Disclosure Schedule, the Parent Share Exchange Disclosure Schedule, the Lock-Up Agreements, the Merger Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
          SECTION 10.3. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided in Article 8.
          SECTION 10.4. Governing Law. All claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement (including, without limitation, the negotiation, termination, performance or non-performance of such other Sections) or the execution of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to any choice or conflicts of Law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware).
          SECTION 10.5. Jurisdiction.
          (a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (the “Agreed Courts”) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.
          (b) Without limiting other means of service of process permissible under applicable Law, each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.9 shall be effective service of process for any suit or proceeding in connection with this Agreement. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          SECTION 10.6. Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Agreed Court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); specific performance being in addition to any other remedy to which the parties are entitled at law or in equity.
          SECTION 10.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 10.8. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the Share Exchange Transactions or the Transactions are fulfilled to the extent possible.
          SECTION 10.9. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, telecopy faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent:
Man Group plc
Sugar Quay
Lower Thames Street
London
EC3R 6DU
Attention: Stephen Ross
                    Jasveer Singh
Fax: +44 207144 2001
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Fax: (212) 310 8007
Attention: Jane McDonald
                    Danielle D. Do
          if to a Stockholder, to the appropriate address set forth on Schedule I hereto, with a copy (which shall not constitute notice) to:
Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Fax: (212) 610-6399
Attention: Eric Shube
          or such other address or telecopy fax number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
          SECTION 10.10. Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Share Exchange Transactions or the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Share Exchange is consummated.
          SECTION 10.11. Interpretation.

          (a) When a reference is made in this Agreement to an Article, a Section, Schedule or Exhibit, such reference shall be to an Article of, a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any Schedule or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.
          (b) The Stockholder Disclosure Schedule and the Parent Share Exchange Disclosure Schedule shall identify items of disclosure by reference to a particular section or subsection of this Agreement; provided, that any matter disclosed with respect to one section or subsection of this Agreement shall be deemed disclosed for purposes of all other sections or subsections of this Agreement to the extent its relevance to such other sections or subsections is reasonably apparent.
          (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          SECTION 10.12. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed, individually or by its respective officer thereunto duly authorized, as of the date first written above.

MAN GROUP PLC
By:	/s/ Stephen Ross
	Name:	Stephen Ross
	Title:	General Counsel

Stockholders:

/s/ Noam Gottesman Noam Gottesman

/s/ Pierre Lagrange Pierre Lagrange

/s/ Emmanuel Roman Emmanuel Roman

/s/ Leslie J. Schreyer Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust

Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust

JACKSON HOLDING SERVICES INC.
By:	/s/ Jeffrey A. Robins
	Name:	Jeffrey A. Robins
	Title:	Director

G&S TRUSTEES LIMITED, in its capacity as trustee of the LAGRANGE GLG TRUST
By:	/s/ Nigel Bentley
	Name:	Nigel Bentley
	Title:	Director

POINT PLEASANT VENTURES LTD.
By:	/s/ Nigel Bentley
	Name:	Nigel Bentley
	Title:	Director

LAVENDER HEIGHTS CAPITAL LP
By:	Mount Garnet Limited, its general partner

By:	/s/ Leslie J. Schreyer
Name: Leslie J. Schreyer
	Title:	Director

SAGE SUMMIT LP
By:	Sage Summit Ltd., its general partner

By:	/s/ Leslie J. Schreyer
	Name:	Leslie J. Schreyer
	Title:	Director

TOMS INTERNATIONAL LTD.
By:	/s/ Jeffrey A. Robins
	Name:	Jeffrey A. Robins
	Title:	Vice President and Assistant Secretary

SCHEDULE I
Stockholders Participating in Share Exchange Agreement

	Common
	Shares		Preferred
	(other than	Open	Shares and
	Open Market	Market	Exchangeable
Name	Shares)	Shares	Shares

Noam Gottesman		1,309,664	4,623
Pierre Lagrange	4,623
Emmanuel Roman	1,466	348,696
Gottesman GLG Trust			58,900,370
Jackson Holding Services Inc.	17,988,050
Roman GLG Trust[1]
Point Pleasant Ventures Ltd.	58,900,370
Lagrange GLG Trust[2]
Lavender Heights Capital LP	5,640,570
Sage Summit LP	8,460,854

Total	90,995,933	1,658,360	58,904,993

[1]	Stockholder owns its interests through Jackson Holding Services Inc.

[2]	Stockholder owns its interests through Point Pleasant Ventures Ltd.